UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

PROLIANCE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

April 5, 2006

Dear Fellow Stockholder:

We will hold our 2006 annual meeting of stockholders at 11:00 a.m. on Thursday, May 4, 2006 at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Paul R. Lederer
Chairman of the Board

PROLIANCE INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of Proliance International, Inc. will be held on May 4, 2006, at 11:00 a.m. at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York.

The items of business at the annual meeting are:

1.	Election of three directors.

2.	Appointment of independent accountants for 2006.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment or any postponement of the meeting.

March 10, 2006 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about April 5, 2006.

Richard A. Wisot
Secretary

PROLIANCE INTERNATIONAL, INC.
100 Gando Drive
New Haven, CT 06513

PROXY STATEMENT

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 4, 2006, or at any adjournment of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Who is entitled to vote?

Record stockholders of Proliance common stock at the close of business on March 10, 2006 (the record date) can vote at the meeting. As of the record date, 15,480,385 shares of Proliance common stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date. A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting at our office at 100 Gando Drive, New Haven, Connecticut, for the ten-day period immediately preceding the meeting.

How do I vote?

A form of proxy card and a return envelope for the proxy card are enclosed. Giving your proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the Proliance annual meeting in the manner you direct. You may vote by proxy or in person at the annual meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

•	Mail, by completing and returning your proxy card;

•	Telephone voting, by calling the toll-free number specified on your proxy card; or

•	Via the internet, by accessing the internet website specified on your proxy card.

If any proxy is returned without indication as to how to vote, the Proliance common stock represented by the proxy will be voted by the persons named on the proxy in favor of each proposal and in accordance with their best judgment on any other matters which may come before the meeting.

How do I vote if my shares are held in street name?

If your broker holds your shares of Proliance common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the annual meeting. If your shares are held in street name, you should check the voting form that you receive to determine whether shares may be voted by telephone or the internet.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify our Secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, the three director candidates who receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Proposal 2 will be approved if a quorum is present and a majority of the votes cast by holders present in person or represented by proxy are cast in favor of the proposal.

What is the effect of broker non-votes and abstentions?

Under American Stock Exchange rules, if your broker holds your shares in its ‘‘street’’ name, the broker may under certain circumstances vote your shares on the agenda items even if it does not receive instructions from you. Because broker non-votes and abstentions are not considered votes cast on the matters before the meeting, neither will have an effect on the voting for these proposals.

How do employees with shares in the 401(k) plan vote by proxy?

If you hold Proliance common stock in our employee 401(k) plan, you will receive a proxy card with instructions on the different ways available to you to vote your shares. Shares held in our 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan authorizes our pension and benefits committee to direct the trustee to vote shares for which no instructions are received.

Stockholder proposals for the 2007 annual meeting

If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2007 annual meeting, it must be received by our Secretary by December 6, 2006. Also, under our Bylaws, a stockholder can present other business at the 2007 annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by our Secretary between January 4, 2007 and February 3, 2007. There are other procedural requirements in the Bylaws pertaining to stockholder proposals and director nominations. Any stockholder may obtain a copy of the Bylaws without charge by writing to our Secretary.

Which stockholders own at least 5% of Proliance?

The only persons or groups known to us to be beneficial owners of more than five percent of Proliance’s outstanding common stock are reflected in the chart below. The following information is based solely upon Schedules 13D and 13G respectively filed with the Securities and Exchange Commission by the persons and entities shown as of the respective dates appearing below.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class
Gabelli Funds, LLC One Corporate Center Rye, NY 10582	2,201,341	(a)	14.2%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	952,020	(b)	6.1%
Carl William Dinger III P.O. Box 150 Green Village, NJ 07935	830,800	(c)	5.4%
Towle & Co. 12855 Flushing Meadow Drive St. Louis, MO 63131	822,260	(d)	5.3%
Roger Feldman Harvey Hanerfeld 1919 Pennsylvania Avenue, NW Suite 725 Washington, DC 20006	779,188	(e)	5.0%
Paul S. Wilhide 2121 North Fielder Road Arlington, TX 76012	—	(f)	(f )

(a)	Based upon information set forth in a Schedule 13D Amendment No. 20 filed with the SEC on November 15, 2005. GAMCO Asset Management Inc. holds sole voting power over 1,425,585 shares of common stock and sole dispositive power over 1,503,396 shares of common stock. Gabelli Funds, LLC holds sole voting and dispositive power over 639,319 shares of common stock. MJG Associates, Inc. holds sole voting and dispositive power over 6,626 shares of common stock. Gabelli Advisers, Inc. holds sole voting and dispositive power over 52,000 shares of common stock. Mario J. Gabelli is the chief investment officer of each of the reporting persons.

(b)	Based upon information set forth in a Schedule 13G Amendment No. 2 filed with the SEC on February 6, 2006. Dimensional Fund Advisors Inc. holds sole voting and dispositive power over the indicated shares, which are held in its capacity as investment manager for its advisory clients. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all of the indicated shares.

(c)	Based upon information set forth in a Schedule 13D filed with the SEC on February 6, 2006 by Carl W. Dinger III, Carl Dinger, Jr., Jeff Dinger, Ashley Dinger, Ashley E. Dinger Trust, Caleigh N. Dinger Trust, Shelby C. Dinger Trust, Charlotte Dinger Trust and Carousel World LP. The listed persons and entities have shared voting and dispositive power over 366,400, 47,900, 10,000, 13,000, 74,000, 77,000, 80,500, 75,000 and 87,000 shares, respectively. Carl W. Dinger III and Jeff Dinger are trustees of the indicated trusts. Carl Dinger III is the parent of Ashley Dinger. Jeff Dinger is the general partner of Carousel World LP.

(d)	Based upon information set forth in a Schedule 13D filed with the SEC on August 26, 2005. Towle & Co. holds sole voting and dispositive power over 320,400 shares, and shared dispositive power over 501,860 shares.

(e)	Based upon information set forth in a Schedule 13G filed with the SEC on January 23, 2006. Roger Feldman is the beneficial owner of 762,188 shares of common stock and Harvey Hanerfeld is the beneficial owner of 779,188 shares of common stock. Roger Feldman has sole voting and dispositive power over 25,000 shares of common stock owned by him as an individual. Harvey Hanerfeld has sole voting and dispositive power over 42,000 shares of common stock owned by him as an individual. As sole stockholders, directors and executive officers of West Creek Capital, Inc., the general partner of West Creek Capital, L.P., a limited partnership that is the investment adviser to (i) West Creek Partners Fund L.P. (the fund) and (ii) certain private accounts (the accounts), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared voting and dispositive power over the 393,500 shares of common stock owned by the fund and the 65,000 shares of common stock held in the accounts. As voting members of Cumberland Investment Partners, L.L.C. (Cumberland), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared voting and dispositive power over the 278,688 shares of common stock owned by Cumberland.

(f)	Mr. Wilhide holds 12,781 shares of Proliance’s Series B Convertible Redeemable Preferred Stock which is convertible into common stock determined by a ratio based on the prevailing market price of Proliance common stock; provided that the aggregate Proliance common stock held by Mr. Wilhide upon Series B preferred stock conversions shall not exceed 7% of the outstanding common stock of Proliance after giving effect to the conversions.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Proliance common stock by directors and executive officers as of March 10, 2006, except that information with respect to shares beneficially owned pursuant to the Proliance 401(k) Savings Plan is as of December 31, 2005. The five named executive officers are the chief executive officer and the four other officers who were the highest paid in 2005.

Name of Beneficial Owner	Shares Deemed to be Beneficially Owned		Options Exercisable Within 60 Days (a)	Percent of Class
Paul R. Lederer	3,000	(b)	14,000	*
Charles E. Johnson	124,197	(c)	155,000	1.8%
William J. Abraham, Jr.	56,463	(d)	14,000	*
Barry R. Banducci	127,175	(e)	29,200	1.0%
Philip Wm. Colburn	25,438		14,000	*
Vincent L. Martin	2,427		—	*
Bradley C. Richardson	9,053		—	*
James R. Rulseh	8,182		—	*
F. Alan Smith	15,000		14,000	*
Michael T. Yonker	625		—	*
David J. Albert	43,936	(f)	60,000	*
Kenneth T. Flynn, Jr.	8,543	(g)	10,000	*
Jeffrey L. Jackson	52,395	(h)	43,433	*
Richard A. Wisot	20,763	(i)	40,000	*
All executive officers and directors as a group (14)	497,197		393,633	5.6%

*	Less than one percent of the class

(a)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 10, 2006) by exercising outstanding stock options.

(b)	Consists of shares held by the Paul R. Lederer Revocable Trust.

(c)	Includes 18,255 shares held in the Proliance 401(k) Savings Plan and 41,492 shares of restricted stock.

(d)	Includes 13,100 shares held in Mr. Abraham’s Keogh account. Also includes 463 shares held by Mr. Abraham’s spouse in an account managed by his son. Mr. Abraham disclaims beneficial ownership of these 463 shares.

(e)	Includes 53,000 shares held by The Banducci Family LLC.

(f)	Includes 14,588 shares held in the Proliance 401(k) Savings Plan and 26,848 shares of restricted stock.

(g)	Consists of shares of restricted stock.

(h)	Includes 36,965 shares held in the Proliance 401(k) Savings Plan and 12,204 shares of restricted stock.

(i)	Includes 9,763 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered ‘‘officers’’ of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (referred to as reporting persons) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in Proliance securities. It is generally our practice to file the forms on behalf of our reporting persons who are directors or officers. We believe that all such forms have been timely filed for 2005, except that Messrs. Richardson and Rulseh each failed to file a Form 4 on a timely basis with respect to Proliance stock sales made on their behalf by the trustee of certain Modine benefit plans.

Stock Performance Graph

The following graph shows the cumulative total stockholder return on Proliance common stock since January 1, 2001, compared with the returns of the American Stock Exchange Market Value Index, and a peer group consisting of the reporting companies in SIC Code 3714 – Motor Vehicle Parts and Accessories.

Proliance International, Inc.
Comparison of Cumulative Total Return
vs. AMEX Market Value Index
and SIC – Motor Vehicle Parts and Accessories Index

	1/1/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
PROLIANCE	$100	$120.95	$218.49	$163.48	$238.00	$206.40
AMEX MARKET VALUE INDEX	$100	$95.39	$91.58	$124.66	$142.75	$157.43
SIC INDEX	$100	$121.38	$114.21	$165.22	$177.34	$161.06

The comparison assumes the investment of $100 on January 1, 2001 in Proliance common stock, the American Stock Exchange Market Value Index and the SIC – Motor Vehicle Parts and Accessories Index, and reinvestment of dividends.

Proposal 1:
Election of Directors

The board of directors has ten members. The board is divided into three classes whose terms of office end in successive years.

Mr. Lederer, Mr. Abraham and Mr. Richardson were elected to terms expiring in 2006. Mr. Rulseh, Mr. Smith and Mr. Yonker were elected to terms expiring in 2007. Mr. Banducci, Mr. Colburn, Mr. Johnson and Mr. Martin were elected to terms expiring in 2008. The classified board will automatically cease to apply at the 2009 annual stockholders meeting, and all of our directors will be elected annually for one-year terms beginning at that meeting.

The Nominating and Governance Committee recommended to the board of directors, and the board approved, the nomination of Mr. Lederer, Mr. Abraham and Mr. Richardson for election at this meeting to three-year terms expiring at the 2009 annual meeting.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years. Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for a substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT
THE 2009 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Paul R. Lederer	66	1995	Chairman of the Board of Proliance since August 2005; currently a director of R&B Inc., Maximus, Inc., United Components, Inc. and O’Reilly Automotive, Inc.; prior to retirement in October 1998, Executive Vice President – Worldwide Aftermarket of Federal-Mogul Corporation since February 1998; from November 1994 to February 1998, President and Chief Operating Officer of Fel-Pro Inc., which was acquired by Federal-Mogul Corporation.
William J. Abraham, Jr	58	1995	Partner with Foley & Lardner, a law firm in Milwaukee, Wisconsin, since 1980; formerly Chairman of the Business Law Department of Foley & Lardner and member of its Management Committee; currently a director of The Vollrath Company, Inc., Park Bank, Quad/Graphics, Inc., Phillips Plastics Corporation and Windway Capital Corp.

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Bradley C. Richardson	47	2005	Vice President, Finance and Chief Financial Officer of Modine Manufacturing Company since May 2003; from 2000 to May 2003, Chief Financial Officer and Vice President of Performance Management and Control for BP Amoco's Worldwide Exploration and Production Division and from 1999 to 2000 President of BP Amoco Venezuela; various other financial and operational positions with BP Amoco from 1982 to 1998; currently a director of Tronox Inc. (formerly Kerr McGee Chemicals).

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT
THE 2007 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
James R. Rulseh	50	2005	Group Vice President and an officer of Modine Manufacturing Company since April 2001; from 1998 to March 2001, Managing Director of the Automotive Business Unit of Modine Europe. He has held various positions with Modine since 1977. Mr. Rulseh is a director of Woodward Governor Company.
F. Alan Smith	74	1995	Chairman of Advanced Accessory Systems, LLC from September 1995 to April 2003 and a director of 3M from 1986 to 2001; retired from General Motors Corporation in 1992 after 36 years of service; from 1981 to 1992, Executive Vice President and a member of the Board of Directors of GM.
Michael T. Yonker	63	2005	President and Chief Executive Officer of Portec, Inc., of Lake Forest, Illinois, a manufacturer of material handling equipment, until June 15, 1998. Mr. Yonker is also a director of Woodward Governor Company, EMCOR Group, Inc. and Modine Manufacturing Company.

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT
THE 2008 ANNUAL MEETING

Name	Age	Year First Became Director	Principal Occupation During the Past Five Years
Barry R. Banducci	70	1995	Chairman of the Board of Proliance from September 1995 to August 2005; from 1984 to 1996, Vice Chairman of the Board and a director of The Equion Corporation, a manufacturer of automotive products; from 1988 to 1994, President and Chief Executive Officer of Equion and from 1984 to 1988 President and Chief Operating Officer of Equion; currently a director of Dexmet Corporation.
Philip Wm. Colburn	77	1995	Chairman of the Board of Allen Telecom Inc. from December 1988 to July 2003 and a director of Allen from 1973 to July 2003; from March 1988 to February 1991, Chief Executive Officer of Allen; currently a director of Superior Industries International, Inc.
Charles E. Johnson	60	2001	Since March 2001, President and Chief Executive Officer of Proliance; from 1996 to March 2001, President and Director, and from 1997 to March 2001, Chief Executive Officer, of Canadian General-Tower Ltd., a producer of polymer films and composite materials to the automotive and other markets; from 1984 to 1996, various positions at The Equion Corporation, including President and Chief Operating Officer from 1993 to 1996.
Vincent L. Martin	66	2005	Mr. Martin is retired. From January 1986 to October 2004, Mr. Martin was the Chairman of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin; Chief Executive Officer of Jason Incorporated from 1986 to 1999. In addition, Mr. Martin's business career includes prior experience with AMCA International, FMC Corp. and Westinghouse Air Brake. He continues to be a director of Jason and is also a director of Modine Manufacturing Company.

The board of directors recommends that stockholders vote FOR the nominees described in proposal 1.

Board Information and Committees

The board met six times in 2005 and acted twice by unanimous written consent. Each incumbent director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he served during 2005. The board has determined that each of our nine non-employee directors is independent based upon the criteria provided by AMEX rules.

Members of the board serve on one or more of the three committees described below, except for directors who are also employees of the company, who do not serve on board committees. In August 2005 the board of directors approved changes to the structure and composition of our board committees, splitting the functions of the former Nominating, Governance and Compensation Committee into two separate committees – a Nominating and Governance Committee and a Compensation Committee.

The Audit Committee, which met seven times in 2005, monitors our financial reporting standards and practices and our internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee directly retains and recommends for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the quarterly and annual financial statements and the annual independent accountants’ report, invites the accountants’ recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and pre-approves audit and permissible non-audit services. It also reviews our internal accounting controls and the scope and results of our internal auditing activities. Members of the audit committee are F. Alan Smith (Chairman), Philip Wm. Colburn, Bradley C. Richardson and Michael T. Yonker. Messrs. Richardson and Yonker joined the audit committee in August 2005 and replaced Sharon M. Oster who resigned from the board in July 2005. Each member of the committee is independent under Rule 10A-3 of the Securities and Exchange Commission and AMEX listing standards. The board of directors has determined that Mr. Smith, Chairman of the committee, Mr. Colburn and Mr. Richardson each qualify as an ‘‘audit committee financial expert’’ as that term is defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission. None of the members of the Audit Committee serves simultaneously on the audit committees of more than three publicly registered companies.

The Compensation Committee, which met five times in 2005 and acted once by unanimous written consent, oversees our executive compensation program, including establishing our executive compensation policies and annually reviewing all components of compensation to ensure that our objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of our compensation plans and stock plans, and approves or recommends changes in these plans. It also approves performance targets and grants under our incentive plans and our stock plan for our executive officers. The committee also reviews officers’ potential for growth, and, with the chief executive officer, will be responsible for succession planning and ensuring management continuity. Members are Vincent L. Martin (Chairman), William J. Abraham, Jr., Barry R. Banducci and James R. Rulseh. Messrs. Martin and Rulseh joined the compensation committee in August 2005 and replaced Paul R. Lederer, who was a member of the committee until August 2005.

The Nominating and Governance Committee, which met once in 2005, recommends nominees for election to the board of directors and recommends membership and duties of the board committees. The committee also reviews and evaluates the effectiveness of corporate administration and our governing documents, and reviews and monitors our programs and policies relating to directors. Members are William J. Abraham, Jr. (Chairman), Paul R. Lederer and Michael T. Yonker.

Each committee is governed by a written charter. Copies of each committee charter are available on our website at www.pliii.com.

Directors’ Compensation

Current Directors’ Fees.    Effective October 1, 2005, the compensation of our board members is as follows: (1) a retainer of $20,000 per year ($60,000 for the chairman of the board), (2) a per board meeting fee of $1,500, (3) additional retainers for committee service in the amount of $8,000 for each committee chairman ($10,000 in the case of the audit committee chairman) and $5,000 in the case of committee members who do not chair a committee, and (4) a per committee meeting fee of $1,000. No meeting fee is paid for telephonic meetings, unless the meeting is a full, multiple agenda item meeting (the determination is made by the applicable board or committee chairman). All retainer amounts at the new rates described above were pro-rated for the applicable portion of 2005.

Prior Directors’ Fees.    Prior to October 1, 2005, the chairman of the board of directors was paid an annual retainer of $48,000 per year for his services as chairman and $1,000 for each meeting of the board of directors attended. The chairman did not receive any additional compensation for committee participation. All other nonemployee directors were paid $16,000 per year for their services as a director and $1,000 for each meeting of the board of directors attended. Each nonemployee member of the audit committee and nominating, governance and compensation committee was paid $2,000 per year for his or her service as a member ($4,000 if chairman of the committee), and each committee member was paid $500 for each meeting of a committee attended. Directors were not paid fees for actions by unanimous written consent but were compensated for participation in telephonic meetings.

Other Director Compensation.    Each director and committee member is reimbursed for travel and related expenses incurred in attending meetings. We also maintain a matching gift program for the benefit of our directors. Pursuant to the matching gift program, in 2005, we matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

Our 1995 Non-Employee Directors Stock Option Plan expired during 2005 and no grants were made to directors under that plan during 2005. In connection with the consummation of the merger with the aftermarket business of Modine Manufacturing Company in July 2005, outstanding options under the 1995 Non-Employee Directors Stock Option Plan that had an exercise price greater than or equal to the closing price of Proliance common stock on the day before the merger were, at the option of each director, replaced with options issued under our new Equity Incentive Plan having the same terms as the prior options, except that (1) the term of each option that would otherwise expire prior to the third anniversary of the merger was extended to the third anniversary of the merger closing and (2) the period during which such options may be exercised following the cessation of a director’s service was increased from three months to the earlier of the third anniversary of such cessation of service and the end of the remaining term of the options. Outstanding options under the 1995 Non-Employee Directors Stock Option Plan that had an exercise price less than the closing price of Proliance common stock on the day before the merger remain outstanding. On July 22, 2005, our non-employee directors exchanged options to purchase an aggregate of 56,400 Proliance shares with exercise prices ranging from $7.75 to $11.75 per share as described above.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of four non-employee directors – Messrs. Martin, Abraham, Banducci and Rulseh. We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2005 were approximately $66,337. Mr. Abraham is a partner at Foley & Lardner.

Communications with Directors

In order to provide our security holders and other interested parties with a direct and open line of communication to the board of directors, the board of directors has adopted the following procedures. Proliance security holders and other interested persons may communicate with the chairmen of our Nominating and Governance Committee, Compensation Committee or Audit Committee or with the non-management directors as a group by sending an email to directors@pliii.com. The email should specify which of the foregoing is the intended recipient. Communications may also be sent by mail addressed in care of the corporate Secretary,

Proliance International, Inc., 100 Gando Drive, New Haven, CT 06513.

All communications received in accordance with these procedures will be reviewed initially by our corporate Secretary. The Secretary will relay all such communications to the appropriate director or directors unless the Secretary determines that the communication:

•	does not relate to the business or affairs of Proliance or the functioning or constitution of the board of directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the board of directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board of directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Our Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the board of directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders, but our directors generally do attend the annual meeting. The chairman of the board presides at the annual meeting of stockholders, and the board of directors generally holds one of its regular meetings in conjunction with the annual meeting of stockholders. Accordingly, unless one or more members of the board are unable to attend, all members of the board are present for the annual meeting. Due to the fact that the 2005 annual meeting was rescheduled to accommodate the closing of the Modine merger and no board meeting was scheduled that day, only two of the seven members of the board at the time of our 2005 annual meeting of stockholders attended that meeting.

Nomination of Directors

The Nominating and Governance Committee has adopted specifications applicable to members of the board of directors, and nominees for the board of directors recommended by the Nominating and Governance Committee must meet these specifications. The specifications provide that a candidate for director should:

•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	Be knowledgeable in his or her chosen field of endeavor, which field should have such relevance to our businesses as would contribute to the company’s success;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of our businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a publicly held corporation.

In addition, nominees for the board of directors should contribute to the mix of skills, core competencies and qualifications of the board through expertise in one or more of the following areas: accounting and finance, the automotive industry, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation.

The Nominating and Governance Committee will consider nominees recommended by stockholders for election at the 2007 annual meeting of stockholders that are submitted prior to the end of 2006 to our Secretary at Proliance’s offices, 100 Gando Drive, New Haven, Connecticut 06513. Any recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of the nominee to serve if nominated and elected, so that the candidate may be properly considered. All stockholder recommendations will be reviewed in the same manner as other potential candidates for board membership.

The Nominating and Governance Committee has not received any nominees for election to the board from any stockholder or group that has held more than 5% of our common stock for a period of one year.

Code of Ethics

Our board of directors has approved a Code of Business Conduct in accordance with the rules of the Securities and Exchange Commission and the American Stock Exchange that governs the conduct of each of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Business Conduct is maintained on our website at www.pliii.com. Any amendments to or waivers of the Code of Business Conduct that apply to our principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term ‘‘code of ethics,’’ as the term is defined by the Securities and Exchange Commission, will be posted on our website at www.pliii.com.

Executive Officer Compensation

The Compensation Committee, which is comprised of four independent directors, oversees our executive compensation programs and establishes our executive compensation policies. The committee approves the total compensation opportunities for the chief executive officer and the other executive officers, including the approval of the measures, goals and payout matrices under our incentive plans. The committee reports on executive compensation to the full board of directors. (See ‘‘Report on Executive Compensation’’ below.)

Summary Compensation Table.    The following table (Table I) shows all compensation paid or granted, during or with respect to the 2005 fiscal year, and the two previous fiscal years, to the chief executive officer and to the four other highest paid executive officers for services rendered to Proliance and its subsidiaries during 2005. (Persons in this group are referred to individually as a ‘‘named executive officer’’ and collectively as the ‘‘named executive officers,’’ and, unless otherwise noted, the titles listed are the titles held as of the end of the 2005 fiscal year.)

TABLE I
SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp. (a) ($)		Securities Underlying Options/ SARs (#)	All Other Comp. ($) (b)
Charles E. Johnson	2005	$437,500	$231,000	$0		0	$8,051
President and Chief	2004	411,154	398,000	0		20,000	5,425
Executive Officer	2003	391,890	0	0		0	9,817
Richard A. Wisot	2005	216,846	55,000	0		0	6,892
Vice President, Treasurer,	2004	206,192	110,000	0		0	5,123
Secretary and Chief Financial Officer	2003	205,255	0	0		0	6,323
David J. Albert	2005	257,539	91,000	4,799	(c)	0	7,016
Executive Vice President –	2004	234,331	140,000	24,454	(c)	10,000	4,166
Operations	2003	234,998	0	7,157	(c)	0	3,390
Jeffrey L. Jackson	2005	179,231	42,000	0		0	4,467
Vice President – Human	2004	168,077	87,000	0		7,000	3,626
Resources and Process	2003	166,546	0	0		0	3,354
Kenneth T. Flynn, Jr	2005	149,692	28,000	0		0	4,949
Vice President and	2004	143,285	80,000	0		0	4,191
Corporate Controller	2003	142,808	0	0		0	4,569

(a)	The amount of perquisites and other personal benefits is less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(b)	Amounts shown for 2005 consist of, for Messrs. Johnson, Wisot, Albert, Jackson and Flynn, contributions to defined contribution plans ($4,200, $4,152, $4,135, $3,146 and $2,994, respectively) and payment of insurance premiums ($3,851, $2,740, $2,881, $1,321 and $1,955, respectively).

(c)	Represents reimbursement of grossed-up moving expenses.

No options were granted by Proliance in 2005 to the named executive officers.

Option Value Table.    Shown in Table II below is information with respect to unexercised options to purchase Proliance common stock held by the named executive officers at December 31, 2005. No options to purchase common stock were exercised in 2005 by these persons.

TABLE II
2005 YEAR-END OPTION VALUES

	Number of Unexercised Options at Fiscal Year-End #		Value of Unexercised in- the-Money Options at Fiscal Year-End($) (a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles E. Johnson	155,000	0	$262,550	$0
Richard A. Wisot	40,000	0	60,800	0
David J. Albert	60,000	0	74,300	0
Jeffrey L. Jackson	43,433	0	58,453	0
Kenneth T. Flynn, Jr	10,000	0	5,700	0

(a)	These values are based on $5.29 per share, the market price of a share of Proliance common stock as of December 30, 2005 (the final trading day of 2005), net of exercise prices, which range from $2.50 to $5.25 per share. In all cases, the exercise price equaled the fair market value of a share at the date of grant.

Equity Compensation Plan Table.    The following table (Table III) sets forth general information concerning our equity compensation plans as of December 31, 2005.

TABLE III
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1995 Stock Plan	534,359	$3.99	0
1995 Non-Employee Directors Plan	36,800	4.61	0
Equity Incentive Plan	56,400	9.70	1,400,000
Equity compensation plans not approved by security holders	0	—	0
Total	627,559	4.54	1,400,000

Executive Contracts and Severance
and Change of Control Arrangements

Charles E. Johnson.    Effective March 12, 2001, we entered into an employment agreement with Charles E. Johnson, our President and Chief Executive Officer. The agreement has a two-year term with automatic one-year extensions upon each anniversary date of the agreement unless either party gives at least 90 days’ notice to the contrary. The employment agreement can be terminated by Proliance for ‘‘serious cause’’ (as defined in the employment agreement) or in the event Mr. Johnson becomes disabled, and Mr. Johnson can terminate the agreement for ‘‘good reason’’ (as defined in the agreement). The employment agreement provides annual pension benefits, supplemental to the annual benefits paid under our retirement plans, in an amount determined in accordance with the applicable Proliance retirement plan, without giving effect to limits imposed by the Internal Revenue Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. As of December 31, 2005, our accrued obligation to Mr. Johnson with respect to his supplemental pension benefit was $35,144. The employment agreement also provides for an annual salary of $360,000 and a bonus of up to 150% of base salary determined based upon performance targets set annually by the board. Mr. Johnson’s annual base salary was increased in March 2002, 2003, 2004 and 2005 to $374,400, $395,000, $415,000 and $440,000, respectively. On December 15, 2005, the Compensation Committee determined to increase Mr. Johnson’s base salary to $500,000 per year, based on the increased responsibilities Mr. Johnson has undertaken since our merger with the aftermarket business of Modine Manufacturing Company in July 2005.

In addition, under the agreement, in March 2001 Mr. Johnson received options to purchase 60,000 shares of common stock under our 1995 Stock Plan exercisable one third after one year from date of grant, two-thirds after two years from date of grant and 100 percent after three years from date of grant. In June 2001, Mr. Johnson received options to purchase an additional 40,000 shares that are exercisable 50% after March 12, 2002 and 100% after March 12, 2003. We also agreed to pay Mr. Johnson’s reasonable relocation expenses.

Mr. Johnson’s employment agreement contains additional provisions which provide that, in the event we terminate Mr. Johnson’s employment other than for ‘‘serious cause’’ or his disability, death or retirement, or if Mr. Johnson terminates his employment for ‘‘good reason,’’ we would pay him an amount equal to his salary for one year and would provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after termination. In addition, we would pay Mr. Johnson accrued vacation pay and all other amounts to which he is entitled under the agreement prior to termination.

On October 28, 2004, we entered into an amendment to our employment agreement with Mr. Johnson. The amendment alters and increases the amounts payable in the event Mr. Johnson’s employment is terminated after a change in control transaction and makes certain other changes. Specifically, upon termination within two years after a change of control transaction is presented to our board of directors (formerly within one year):

•	Mr. Johnson's severance payment is increased from (i) 18 months base salary plus next year targeted bonus to (ii) 2.99 times his base amount (as that term is defined in Section 280G of the Internal Revenue Code).

•	Life, long-term disability, and medical, dental and vision insurance coverage and automobile allowance to be provided for three years following termination (formerly to be provided for one year).

•	Immediate vesting of all stock options and restricted stock.

The change of control provisions of Mr. Johnson’s agreement were amended to cap payments such that we will not have to pay excise tax under the provisions of Section 4999 of the Internal Revenue Code.

Severance Agreements.    We have entered into severance agreements with Messrs. Wisot, Albert, Jackson and Flynn. Pursuant to their respective severance agreements, if the officer lost his current position (except for termination for ‘‘cause’’ as defined in each severance agreement), or if during the term thereof should there be a material change in ownership, or the sale of a portion of the business, which results in his not having a position similar to his current position including similar pay and benefits then his base salary will continue to be paid until he either secures other full-time employment, or for one year, whichever occurs first.

Retirement Plan

Each of our named executive officers are covered by a non-contributory defined benefit cash balance plan. We credit an amount, quarterly, to a notional account for each participant under the plan equal to the sum of (i) each participant’s total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant’s total compensation for the quarter (excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors are determined under the following table:

Years of Service	Credit Account with % of Pay	Plus % of Pay Above 1/12 of Social Security Taxable Wage Base
Less than 10 years	2.25%	2%
10 to 20 years	3.00%	2%
20 or more years	4.00%	2%

Each year of employment until each participant’s normal retirement date (age 65), the notional account balances will be credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments. Upon normal retirement at age 65, Messrs. Johnson, Wisot, Albert, Jackson, and Flynn’s estimated annual pension benefits under the cash balance plan are $7,030, $6,838, $8,955, $12,751, and $7,450, respectively.

Report on Executive Compensation

The Compensation Committee is comprised of four independent non-employee directors. As members of the Compensation Committee, it is our responsibility to administer Proliance’s executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

Compensation Policies.    We have formulated a compensation philosophy that is designed to enable us to attract, retain and reward capable employees who can contribute to the success of Proliance, principally by setting overall compensation at the median of the marketplace through a combination of (1) base salaries, (2) annual incentive opportunities and (3) a significant long term incentive opportunity for senior management. We believe that implementation of a system of compensation that emphasizes performance-based compensation provides a strong alignment to stockholders’ interests. Five key principles serve as the guiding framework for compensation decisions for all employees of Proliance:

•	To attract and retain the most highly qualified management and employee team.

•	To pay competitively compared to similar automotive companies.

•	To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

•	To motivate senior executives to achieve Proliance’s annual and long-term business goals by providing equity-based incentive opportunities.

•	To strive for fairness in administration by emphasizing performance related contributions as the basis for pay decisions.

To implement these policies, we have designed the framework for a four-part executive compensation program consisting of base salary, annual incentives, long-term incentive opportunities for senior management, and other employment benefits.

Base Salary.    We will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. Proliance’s philosophy regarding base salaries is to maintain salaries for the aggregate officer group at or slightly above the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry’s annual competitive pay practice movement. We believe that base salary for 2005 for our chief executive officer and for the other executive officers was generally at the competitive industry average.

Annual Incentive Program.    We have designed an annual incentive program pursuant to which key Proliance employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Compensation Committee that incorporate overall corporate, strategic business unit and personal targets.

Long-Term Incentives.    We believe that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from Proliance stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of common stock at a specified price in the future. These grants will vest based upon the passage of time, the achievement of performance metrics, or both. We believe that the use of restricted stock and stock options as the basis for long-term incentive compensation meets our defined compensation strategy and business needs by achieving increased value for stockholders and retaining key employees.

Other Benefits.    Our philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, we provide an automobile allowance to executive officers.

Compliance with Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal

Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. We intend to structure the compensation of our executive officers in a manner that should ensure that Proliance does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

The salaries for our highest paid executives will be set, in part based on independent studies, at levels approximating the average for companies of comparable size in similar industries and are not expected to reach $1 million in the near future. We are a proponent of using more performance and equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

Our Equity Incentive Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). The Equity Incentive Plan also identifies performance measures to be used if we decide to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

2005 Compensation for the Chief Executive Officer.    In 2005, Charles E. Johnson was initially compensated at an annual base salary rate of $415,000. His base salary was increased to $440,000 in March 2005 as part of the company’s annual salary adjustment process. On December 15, 2005, the Compensation Committee determined to increase his base salary from $440,000 per year to $500,000 per year. This salary increase was implemented retroactive to the pay period beginning December 12, 2005. We based our decision in part on the increased responsibilities Mr. Johnson has undertaken since the company’s merger with the aftermarket business of Modine Manufacturing Company in July 2005. Mr. Johnson also received an annual performance bonus for 2005 in the amount of $231,000 based in part on his efforts with respect to the completion and integration of the Modine Aftermarket merger. He did not receive any stock options or other equity-linked compensation during 2005, as the Compensation Committee believed that prior grants made to Mr. Johnson were adequate to implement our compensation principles.

Summary.    The Compensation Committee believes that we have implemented a comprehensive compensation program for Proliance executives that is appropriate and competitive with the total compensation programs provided by other similar automotive companies with which we compete. We believe our compensation philosophy ties compensation to stockholder returns and thereby links compensation to the achievement of annual and longer-term operational results of Proliance on behalf of our stockholders. We look forward to providing the stockholders with an update in our next annual report to you.

Compensation Committee
of the Board of Directors

- Vincent L. Martin, Chairman
- William J. Abraham, Jr.
- Barry R. Banducci
- James R. Rulseh

Report of the Audit Committee

The Audit Committee reviews Proliance’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. Proliance’s independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent accountants the audited financial statements for the fiscal year ended December 31, 2005. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Proliance and its management. The Audit Committee has also considered whether the independent accountants' provision of non-audit services to Proliance is compatible with the accountants' independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements for the fiscal year ended December 31, 2005 be included for filing in Proliance’s annual report on SEC Form 10-K for the year ended December 31, 2005.

Audit Committee of the Board of Directors

- F. Alan Smith, Chairman
- Philip Wm. Colburn
- Bradley C. Richardson
- Michael T. Yonker

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and may be subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor's independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the company; and whether the service could enhance our ability to manage or control risk or improve audit quality.

Notwithstanding the pre-approval policy, all of the audit-related, tax and other services provided by BDO Seidman, LLP in fiscal year 2005 and related fees were approved in advance by the Audit Committee.

Proposal 2:
Approval of Appointment of Proliance’s Independent Accountants

The Audit Committee of our board of directors has selected BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2006, and has directed that the selection of independent accountants be submitted for ratification by stockholders at the annual meeting. BDO Seidman, LLP replaced PricewaterhouseCoopers LLP as our independent accountants in September 2004. A representative of BDO Seidman, LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO Seidman, LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection were ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Proliance and its stockholders.

Replacement of Prior Independent Accountants.    On August 20, 2004, the Audit Committee dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. PricewaterhouseCoopers LLP's reports on our financial statements for the fiscal years ended December 31, 2002 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2002 and 2003 and the interim period from January 1, 2004 through August 20, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to PricewaterhouseCoopers LLP's satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in its reports on the financial statements for such years.

During our two fiscal years ended December 31, 2002 and 2003 and the interim period from January 1, 2004 through August 20, 2004, there were no reportable events (as defined by Regulation S-K Item 304 (a)(1)(v)), except that in August 2004, PricewaterhouseCoopers LLP reported to and discussed with management and the Audit Committee a material weakness related to certain internal controls surrounding the proper reporting period in which to recognize revenue for sales with FOB destination shipping terms. As described in Part I, Item 4 of our Form 10-Q/A for the period ended March 31, 2004, subsequent to the quarter ended June 30, 2004, we implemented process and control improvements to ensure that revenue is recognized in the proper periods.

We provided PricewaterhouseCoopers LLP with a copy of the above statements and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on August 26, 2004.

Effective September 24, 2004, the Audit Committee selected and engaged BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2004 and BDO Seidman, LLP advised us of its acceptance of the engagement. During the two prior fiscal years and through September 24, 2004, neither we nor anyone on our behalf consulted with BDO Seidman, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided by BDO Seidman, LLP that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

We authorized our former independent registered public accounting firm, PricewaterhouseCoopers LLP, to respond fully to inquiries by BDO Seidman, LLP in connection with the retention of such firm.

Audit Fees

Aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of our annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q and the review and audit of the application of new accounting pronouncements and SEC releases were $667,000 and $390,000 for the years ended December 31, 2005 and 2004, respectively.

Audit-Related Fees

Aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under ‘‘Audit Fees’’ above were $353,000 and $18,500 for the years ended December 31, 2005 and 2004, respectively. These audit related services include primarily audit work in connection with acquisitions, employee benefit plan audits, and consultations concerning Section 404 of the Sarbanes-Oxley Act.

Tax Fees

Aggregate fees billed by BDO Seidman, LLP for professional services rendered to Proliance for tax compliance, tax advice and tax planning were $62,000 and $2,426 for the years ended December 31, 2005 and 2004, respectively. These tax related services include primarily tax compliance, tax planning and advice.

All Other Fees

Aggregate fees billed by BDO Seidman, LLP for all other products and services provided to Proliance were $0 and $0 for the years ended December 31, 2005 and 2004, respectively.

The board of directors recommends that stockholders vote FOR the appointment of
BDO Seidman, LLP as the company's independent accountants for 2006.

ADDITIONAL INFORMATION

Certain Transactions

On March 1, 2005 we sold our OEM business to Modine Manufacturing Company for $17 million in cash. On July 22, 2005, following receipt of approval of our stockholders, we completed a merger transaction pursuant to which Modine Aftermarket Holdings, Inc. (Modine Aftermarket) merged into Proliance. Modine Aftermarket was spun off from Modine immediately prior to the merger and held Modine's aftermarket business. In connection with the merger, we issued a total of 8,145,810 shares of our common stock to Modine shareholders, or 0.235681 shares for each outstanding Modine common share. Immediately after the effectiveness of the merger, prior Transpro, Inc. shareholders owned 48% of the combined company on a fully diluted basis, while Modine shareholders owned the remaining 52%. As a result of the merger, we are focused solely on supplying heating and cooling components and systems to the automotive and heavy duty aftermarkets in North and Central America and Europe.

In connection with the foregoing transactions, Modine and Proliance entered into a number of agreements for the conduct of the parties after the closings, including: (i) an Aftermarket License Agreement pursuant to which Modine licensed certain intellectual property used in the aftermarket business to Proliance on a royalty-free basis; (ii) an OEM License Agreement pursuant to which Proliance licensed certain intellectual property of benefit to Modine to Modine on a royalty-free basis; (iii) an Aftermarket Supply Agreement pursuant to which Modine would sell product formerly sold on an intercompany basis to the aftermarket business to Proliance at agreed upon prices that reflected Modine’s intercompany transactions prior to the merger; (iv) an OEM Supply Agreement pursuant to which Proliance would sell product formerly sold on an intercompany basis to Modine Jackson, Inc. (formerly our subsidiary G&O Manufacturing) to Modine at agreed upon prices that reflected Proliance’s intercompany transactions prior to the stock purchase; (v) an Aftermarket Transition Services Agreement pursuant to which Modine provided certain services to Proliance; (vi) an OEM Transition Services Agreement pursuant to which Proliance provided certain transition services to Modine Jackson, Inc.; and (vii) a Tax Indemnification Agreement pursuant to which the parties determined liability for taxes pre- and post-closing and the indemnification of a party with regard to the division of tax liability. The foregoing agreements did not result in aggregate payments exceeding 5% of the revenues of Proliance or Modine during 2005 and are not expected to exceed these thresholds in 2006.

Bradley C. Richardson and James R. Rulseh, two of our directors, are also executive officers of Modine, however, neither Mr. Richardson nor Mr. Rulseh were on our board of directors at the time the sale of the OEM business was negotiated or consummated and they joined our board of directors only upon consummation of the Modine Aftermarket merger.

We have from time to time retained the law firm of Foley & Lardner to perform legal services on our behalf. Payments made by us to Foley & Lardner in 2005 were approximately $66,337. William J. Abraham, Jr., one of our directors, is a partner at Foley & Lardner.

Solicitation of Proxies

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation in person, or by telephone, facsimile, email or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Proliance common stock held of record, and we will reimburse these brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The cost of solicitation will be borne entirely by Proliance. In addition, we have retained Morrow & Co. to act as solicitors with respect to the annual meeting for a fee of $7,500 plus out-of-pocket expenses.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Richard A. Wisot
Secretary

Attachment A

[Form of proxy card]

PROLIANCE INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors for
the Annual Meeting of Stockholders to be held on May 4, 2006

The undersigned hereby appoints Paul R. Lederer and Charles E. Johnson, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to represent and vote all shares of common stock of Proliance International, Inc. held of record by the undersigned on March 10, 2006 at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Thursday, May 4, 2006 at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York and at any adjournment thereof, as specified on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

This proxy, when properly executed, will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted for Proposals (1) and (2) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If the undersigned is a participant in the Proliance International, Inc. 401(k) Savings Plan, then the undersigned directs the trustee of the 401(k) plan to appoint the above-named individuals as proxies to vote and act with respect to all common shares held by the undersigned in his or her 401(k) plan account in the manner specified on the reverse of this card and in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If you are such a participant and your voting instructions are not received by 11:59 p.m., Eastern Time, on Tuesday, May 2, 2006, the trustee of the 401(k) plan will vote those shares as directed by the Proliance Pension and Benefits Committee.

Please consider the issues discussed in the proxy statement and cast your vote by marking the boxes on the REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete the reverse side and mail it or use the Internet or toll-free telephone voting system explained on the reverse side.

(Continued and to be dated and signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PROLIANCE INTERNATIONAL, INC.

May 4, 2006

Your vote is important. Please vote immediately.

PROXY VOTING INSTRUCTIONS

MAIL- Date, sign and mail your proxy card in the
envelope provided as soon as possible.
                            -or-
TELEPHONE- Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
                            -or-
INTERNET- Access ‘‘www.voteproxy.com’’ and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800 PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

↓  Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) AND (2). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Paul R. Lederer O William J. Abraham, Jr. O Bradley C. Richardson	2. Appointment of BDO Seidman, LLP as Proliance's
     independent registered public accounting firm:
              FOR               AGAINST           ABSTAIN

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the proxy statement furnished therewith.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder ____________________ Date: __________ Signature of Stockholder ____________________  Date: __________

NOTE:	Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.